Exhibit (d) (1) (s)
AMENDMENT TO THE
ADVISORY FEE WAIVER AGREEMENT
for PL Comstock Fund of Pacific Life Funds
     THIS AMENDMENT TO ADVISORY FEE WAIVER AGREEMENT (the “Amendment”) is effective as of June 30, 2012, between Pacific Life Funds (the “Trust”), a Delaware statutory trust, on behalf of PL Comstock Fund, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.
     WHEREAS, the Trust and Adviser are parties to a certain Advisory Fee Waiver Agreement dated January 1, 2011 (the “Agreement”); and
     WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;
     NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:
1)	Paragraph A. of Section II of the Agreement, titled “Term and Termination of Agreement,” is hereby deleted in its entirety and replaced with the following:
“This Agreement shall have an initial term commencing on January 1, 2011 and ending June 30, 2012. This Agreement shall automatically renew for successive one-year terms (each a one-year term) ending June 30th of each year, unless the Adviser provides 30 day written notice of the termination of this Agreement prior to the beginning of the next applicable one-year term.”
2)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.
3)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.
PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title:VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary